                                                                       EXHIBIT 5

               TERMINATION OF AGENCY AGREEMENTS AND STOCK OPTIONS

Agreement dated March 11, 2002 entered into between and among TAI NAM INDUSTRIAL COMPANY LIMITED, a Hong Kong private limited company with its offices at Units D-F, 26th Floor, CDW Building, 388 Castle Peak Road, Tsuen Wan, N.T., Hong Kong ("TN") and DAVID KI KWAN CHU and FRANCES SHUK KUEN LEUNG, individuals with their address at Units D-F, 26th Floor, CDW Building, 388 Castle Peak Road, Tsuen Wan, N.T., Hong Kong (collectively referred to as the "Principals");

and

TOYMAX INTERNATIONAL, INC., a Delaware corporation with its offices at 125 E. Bethpage Road, Plainview, New York 11803, U.S.A. ("Toymax International"), TOY MAX (H.K.) LIMITED, a Hong Kong private limited company, with its offices at Units D-F, 26th Floor, CDW Building, 388 Castle Peak Road, Tsuen Wan, N.T., Hong Kong ("Toymax HK"), TOYMAX INC., a New York corporation ("Toymax NY") with its offices at 125 E. Bethpage Road, Plainview, New York 11803, U.S.A., FUNNOODLE INC., a Delaware corporation with its offices at 125 E. Bethpage Road, Plainview, New York 11803, U.S.A., U.S.A., ("FN"), FUNNOODLE (HK) LIMITED, a Hong Kong private limited company, with its offices at Units D-F, 26th Floor, CDW Building, 388 Castle Peak Road, Tsuen Wan, N.T, Hong Kong ("FN HK"), GO FLY A KITE, INC. a Delaware corporation with its offices at Box AA. Route 151, East Haddam, CT 06423, U.S.A., ("GFK,"), and GO FLY A KITE (HK) LIMITED, a Hong Kong private limited company, with its offices at Units D-F, 26th Floor, CDW Building, 388 Castle Peak Road, Tsuen Wan, N.T, Hong Kong ("GFK HK"), MONOGRAM INTERNATIONAL, INC. a Delaware corporation with its offices at 12395 75th Street, Key Largo, Florida 33773-3090, U.S.A., ("MG"), and MONOGRAM PRODUCTS
(HK) LIMITED, a Hong Kong private limited company, with its offices at Units D-F, 26th Floor, CDW Building, 388 Castle Peak Road, Tsuen Wan, N.T, Hong Kong ("MG HK"); hereafter Toymax International, Toymax HK, Toymax NY, FN, FN HK, GFK, GFK HK, MG, and MG HK are referred to collectively as the "Toymax Companies";

and

JAKKS PACIFIC, INC., a Delaware corporation with its offices at 22619 Pacific Coast Highway, Malibu, California , U.S.A. ("JAKKS"). The parties to this Agreement may also sometimes be referred to collectively as the "Parties" or singly as a "Party."


                              W I T N E S S E T H :
                               - - - - - - - - - -


WHEREAS, the Toymax Companies and TN, which is owned by the Principals, are parties to the Agency Agreements identified on Schedule A annexed hereto (collectively referred to as the "Agency Agreements"), pursuant to which TN provided certain services to the Toymax Companies in connection with the manufacturing of the Toymax Companies' products (the "Products");

WHEREAS, concurrently herewith JAKKS has acquired a majority of the outstanding shares of capital stock of Toymax International, which is the parent company of the other Toymax Companies, from certain shareholders of Toymax International, including Best Phase Limited, a British Virgin Islands corporation owned by the Principals, pursuant to a Stock Purchase Agreement dated February 10, 2002 (the "Stock Purchase Agreement"); and

WHEREAS, as a condition to such acquisition, TN and the Toymax Companies agreed to terminate the Agency Agreements.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

1.       Termination of Agency Agreements and Stock Options.

         a. The Agency Agreements are hereby terminated as of the date hereof. TN, the Principals and each of the Toymax Companies represents and warrants to JAKKS that there are no other agreements, understandings or undertakings between or among TN, the Principals, and any of the Toymax Companies or any of their respective Affiliates (as defined below) that provide for TN or any other Affiliate of TN or the Principals to act as agent for any of the Toymax Companies or provide services to any of the Toymax Companies similar to the services provided by TN under the Agency Agreements to any of the Toymax Companies, and, to the extent that any such agreements, understandings or undertakings exist, they are hereby terminated. TN confirms that all Agency Fees due or payable to TN have been fully paid as of the date hereof (except for valid outstanding invoices for Products shipped as of the date hereof owed by the Toymax Companies as of the date hereof) and that all payment and other obligations of the Toymax Companies to TN under the Agency Agreements have been fully performed as of the date hereof. The confidentiality provisions of the Agency Agreements shall survive the termination of the Agency Agreements, except that the Principals acknowledges that the exception referred to therein permitting disclosure by him in his capacity as Chairman or a member of the Board of Directors of Toymax International is of no further force and effect. In consideration for the termination of the Agency Agreements and the other undertakings made by TN hereunder, JAKKS shall pay or cause the Toymax Companies to pay TN the sum of US$800,000.00, payable in six (6) equal monthly installments, the first such installment payable on the date hereof, and each succeeding installment payable on the last day of each calendar month following the month in which this Agreement is executed and delivered by the parties.

         b. David Ki Kwan Chu agrees that in order to induce JAKKS to enter into the Stock Purchase Agreement and purchase the shares of Toymax International pursuant thereto, all stock options, including options granted to David Ki Kwan Chu under Toymax International's Stock Option Plan and any other rights to acquire shares of stock or other securities of Toymax International and its Affiliates, and each of the Principals represents and warrants that neither of them nor their Affiliates have any rights to acquire shares of stock or other securities of Toymax International and its Affiliates, and each of the Principals further agrees that any rights to compensation, salary, fees, and benefits, written or oral, that either or them or their Affiliates may be entitled to from Toymax International and its Affiliates are hereby terminated as of the date hereof.

2. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

         a. "Affiliate" of a Person means another Person directly or indirectly controlling, controlled by, or under common control with, such Person; for this purpose, "control" of a Person means the power (whether or not exercised) to direct the policies, operations or activities of such Person by virtue of the ownership of, or right to vote or direct the manner of voting of, securities of such Person, or pursuant to agreement or Law or otherwise.

         b. "Books and Records" means all customer lists, account records, pricing information, sales literature, promotional literature and all other books and records, files, invoices, supplier lists, and contracts relating to the Products for which TN provided services to the Toymax Companies under the Agency Agreements, including all documents, computer software or other tangible expression of the Tools, Molds and Specifications (subject to Section 4 of this Agreement) or the Trade Rights.

         c. "Competitive Product" means any product that is substantially identical to (i) a product sold by the Toymax Companies within the three (3) year period prior to the date hereof (with the exception of products known as Snapshots and products sold by Toymax International's Candy Planet and Monogram divisions), or (ii) a product sold by the Toymax Companies after the date hereof, or (iii) a product sold or marketed by JAKKS or its other Affiliates after the date hereof through the end of the term of this Agreement.

         d. "JI & TN Manufacturing Trade Right" means a patent, or know-how, inventions, trade secrets, technical process or proprietary right relating to manufacturing processes employed by JI and TN in its business and that was conceived or invented by JI or TN independently of the Toymax Companies prior to the date hereof and which has not become generally known in the industry or are not otherwise in the public domain.

         e. "Person" includes without limitation a natural person, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, Governmental Authority, or any group of the foregoing acting in concert.

         f. "Specifications" means descriptive, quantitative and qualitative criteria for the manufacture of Products.

         g. "Tools, Molds and Specifications" means any tools, molds, designs, prototypes, blueprints, drawings, Specifications, and the like developed or otherwise produced in connection with the design, manufacture and marketing of the Products.

         h. "Trade Right" means a patent, claim of copyright, trademark, trade name, brand name, service mark, logo, symbol, trade dress or design, or representation or expression of any thereof, or registration or application for registration thereof, or any other invention, trade secret, technical information, know-how, proprietary right or intellectual property developed, conceived of, invented or otherwise produced in connection with the design, manufacture and marketing of the Products.

3. Transition Period. During the six month period following the date hereof, TN shall assist JAKKS and the Toymax companies in transferring to JAKKS' Hong Kong affiliates the responsibilities previously performed by TN under the Agency Agreements. TN shall deliver all Tools, Molds and Specifications (subject to Section 4 of this Agreement) in its possession to JAKKS or such other Person as JAKKS directs. TN shall respond to reasonable requests made by JAKKS and the Toymax Companies for information regarding its activities, and shall promptly provide JAKKS or such other Person as JAKKS directs with copies of all Books and Records (as such term is defined above) in TN's or the Principals' possession. TN and the Principals shall cause those of its employees with information regarding its activities under the Agency Agreements to meet with representatives of JAKKS and the Toymax Companies to assist in such transition activities. Any outstanding purchase orders for any Products ordered by TN for the Toymax Companies shall be assigned to the Toymax Company without recourse for which such purchase order was arranged and governed by the provisions of this Agreement, and to the extent that any such purchase order is not or cannot be assigned, then TN shall be deemed to be acting as the nominee for and on behalf of such Toymax Company and shall arrange for delivery of the finished goods to the Toymax Company for which the Products were ordered.

4.       Ownership of Trade Rights, and Tools, Molds, Designs, etc.

         a. ACKNOWLEDGMENT BY TN AND THE PRINCIPALS. TN and the Principals each acknowledges and agrees that (i) all of the Trade Rights (subject to the provisions of Section 4(b) regarding the JI & TN Manufacturing Trade Rights) are the sole property of the Toymax Companies, and (ii) they have no interest in or claim to any of the Tools, Molds and Specifications (other than tools and molds relating to the Products manufactured by TN or Jauntiway Investments Limited for the Toymax Companies prior to the date hereof in an immaterial amount not now exceeding $100,000.00 in the aggregate now owned by TN or Jauntiway Investments Limited), developed, conceived and produced in connection with the design, manufacture and marketing of the Products by them prior to and after the date hereof, subject to payment by the Toymax Companies or the Product Vendee of any outstanding invoice for tools and molds as reflected on the books and records of the Toymax Companies prior to or after the date hereof. TN and the Principals represent and warrant to JAKKS and the Toymax Companies that they have received payment in full of all amounts due to them for all of the Tools, Molds and Specifications used by TN in connection with the manufacture of the Products and all other Products manufactured by TN for the Toymax Companies and their Affiliates within the past five (5) years (other than tools and molds relating to the Products manufactured by TN or Jauntiway Investments Limited for the Toymax Companies prior to the date hereof in an immaterial amount not now exceeding $100,000.00 in the aggregate now owned by TN or Jauntiway Investments Limited.)

         b. "WORKS FOR HIRE". TN and the Principals each acknowledges and agrees that for all purposes of U.S. and foreign Copyright Laws the Trade Rights and any inventions, discoveries, enhancements or improvements to any tangible or intangible property, with respect to the Products that TN or the Principals ordered for the Toymax Companies under the Agency Agreements or developed or invented by David Ki Kwan Chu in his capacity as Chairman and director of Toymax International or its predecessors and their respective Affiliates (for the purposes of this paragraph all of the foregoing is collectively referred to as the "Work", but excluding therefrom any JI &TN Manufacturing Trade Right), and any and all elements thereof, shall be deemed to constitute "works for hire" belonging to the Toymax Companies within the meaning of Title 17, United States Code, Section 101, and any comparable provisions of the law of any other jurisdiction, such that all right, title and interest therein, including, without limitation, copyrights and exclusive rights under copyright, vest in the Toymax Companies. TN and the Principals each hereby transfers and conveys to the Toymax Companies the exclusive, world-wide, royalty-free, paid-up right to exploit, use, develop, license the Work, and improvements thereto or derivatives thereof; and the exclusive right, title and interest in and to all inventions, improvements, patent applications and letters patent, "know-how", and all intellectual property and other rights, tangible or intangible, which relate to or are based upon or derived from the Work; and to all information, documents, and specifications that relate to the Work. If the Work or any of the elements thereof is deemed not to be "works for hire" within the meaning of Title 17, United States Code, Section 101, then by their signatures below TN and the Principals each hereby assigns and transfers to the Toymax Companies all right, title and interest in and to the Work, including rights throughout the world for good and valuable consideration, receipt of which TN and the Principals each hereby acknowledges. Notwithstanding the foregoing, (i) if any manufacturing process used by TN in the manufacture of any Product under the Agency Agreements that would otherwise constitute part of the Work, becomes part of the public domain, TN shall have a perpetual, non-exclusive, royalty-free right to use such process in its manufacturing operations commencing one (1) year after it first becomes part of the public domain, and (ii) subject to the restrictive covenants in Section 5 of this Agreement, as between or among the Parties, no Party shall have any claim to any other manufacturing process not described in clause (i) or other intellectual property right generally known in the toy industry or otherwise in the public domain.

                  c. GRANT OF LICENSE TO JI & TN MANUFACTURING TRADE RIGHT. TN hereby grants to JAKKS and its Affiliates, including the Toymax Companies, a perpetual, non-exclusive, royalty-free right to use in their respective businesses any JI & TN Manufacturing Trade Right invented or conceived by TN prior to the date hereof.

5. Restrictive Covenant. From and after the date hereof and until the later of December 31, 2004 or one (1) year following the termination or expiration of the manufacturing agreement of even date herewith among TN, Jauntiway Investments Limited, the Principals, Toymax International, Toymax HK, and JAKKS, neither TN nor the Principals shall, directly or indirectly through any Affiliate or other intermediary (a) manufacture, produce, sell, market or otherwise promote any Competitive Product or serve as a partner, member, manager, director, officer or employee of, or consultant or advisor to, or in any manner own, control, manage, operate or otherwise participate or invest in, or be connected with any Person that engages in the marketing or sale of Competitive Products, or authorize the use of its name in connection therewith, or (b) for itself or himself or on behalf of any other Person, employ, engage or retain any Person who at any time during the preceding 12-month period shall have been an employee of any of the Toymax Companies or JAKKS or its other Affiliates or contact any supplier within the United States, Hong Kong or People's Republic of China, or any customer or employee of the Toymax Companies, JAKKS or its other Affiliates the purpose of soliciting customers for the sale of Competitive Products or persuading any such supplier or customer to cease doing or reduce the amount of business being done with, or persuading such employee to cease being employed by a Toymax Company, JAKKS or its other Affiliates. The foregoing provisions notwithstanding, TN and the Principals may invest its or his funds in securities of an issuer if the securities of such issuer are listed for trading on a registered securities exchange or actively traded in the over-the-counter market and TN's and the Principals' and their respective Affiliates' aggregate holdings therein represent less than 1% of the total number of shares or principal amount of the securities of such issuer then outstanding. JI and each of the Principals acknowledges that the provisions of this Section, and the period of time, lack of specific geographic area given the international nature of the business of JAKKS and its Affiliates, including the Toymax Companies, and scope and type of restrictions on their activities set forth herein, are reasonable and necessary for the protection of JAKKS and its Affiliates and are an essential inducement to JAKKS entering into this Agreement and the

         Stock Purchase Agreement and acquiring shares of common stock of Toymax International from Best Phase Limited and the other shareholders selling their shares to JAKKS pursuant to the Stock Purchase Agreement.

         The Principals and TN each acknowledges that the type of services that they and it have performed for Toymax International and its Affiliates were of an intellectual and technical character that required the disclosure of confidential and proprietary information of Toymax International and its Affiliates to them and resulted in the creation by them of information which is confidential and proprietary to Toymax International and its Affiliates, and accordingly that the restrictive covenants contained herein are necessary in order to protect and maintain the business and assets and goodwill of Toymax International, whose shares are being purchased by JAKKS. The Principals and TN each acknowledges that the business of Toymax International and its Affiliates extends beyond the geographic area of the State of New York, U.S.A. and of Hong Kong and accordingly, it is reasonable that the restrictive covenants set forth above are not limited by specific geographic area but by the location of the suppliers and customers of Toymax International and its Affiliates. The Principals and TN each acknowledges that the remedy at law for any breach of this agreement by them will be inadequate and that, accordingly, Toymax International shall, in addition to all other available remedies (including without limitation seeking such damages as it can show it has sustained by reason of such breach), be entitled to injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law.

6.       Miscellaneous.

         a. LIMITATION OF AUTHORITY. No provision hereof shall be deemed to create any partnership, joint venture or joint enterprise or association among the parties hereto, or to authorize or to empower any Party hereto to act on behalf of, obligate or bind any other Party hereto.

         b. FEES AND EXPENSES. Each Party hereto shall bear such fees and expenses as may be incurred by it in connection with this Agreement.

         c. NOTICES. Any Notice or demand required or permitted to be given or made hereunder to or upon any Party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by telegram, telecopy (confirmed orally), telex or similar electronic means, provided that a written copy thereof is sent on the same day by postage-paid first-class mail, to such Party at the following address:
                  to JAKKS or Toymax Companies:

                           22619 Pacific Coast Highway
                           Malibu, California 90265
                           Attn:    President
                           Fax:     (310) 456-7099

                                            with a copy to:

                           Feder, Kaszovitz, Isaacson,
                           Weber, Skala, Bass & Rhine LLP
                           750 Lexington Avenue
                           New York, New York 10022
                           Attn:    Murray L. Skala, Esq.
                           Fax:     (212) 888-7776
to TN or the Principals, at:

                           Units D-F, 26th Floor, CDW Building
                           388 Castle Peak Road
                           Tsuen Wan, N.T., Hong Kong
                           Attn:    David Ki Kwan Chu
                           Fax:     852-2415-8107

with a copy to:            Ettelman  & Hochheiser, P.C.
                           100 Quentin Roosevelt Boulevard
                           Garden City, New York 11530
                           Attn:    Gary Ettelman, Esq.
                           Fax:     (516) 227-6307

                  or such other address as any Party hereto may at any time, or from time to time, direct by Notice given to the other parties in accordance with this Section. Except as otherwise expressly provided herein, the date of giving or making of any such Notice or demand shall be, in the case of clause (a) (i), the date of the receipt; in the case of clause (a) (ii), three business days after such Notice or demand is sent is sent domestically within the United States of America and seven business days after such Notice or demand is sent internationally; and, in the case of clause (b), the business day next following the date such Notice or demand is sent.

         d. AMENDMENT. Except as otherwise expressly provided herein, no amendment of this Agreement shall be valid or effective, unless in writing and signed by or on behalf of the parties hereto.

         e. WAIVER. No course of dealing or omission or delay on the part of any Party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right. No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the Party to be charged therewith. No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.

         f. GOVERNING LAW. The parties acknowledge and agree that this Agreement shall be a contract made in the United States, State of New York. All questions pertaining to the validity, construction, execution and performance of this Agreement shall be construed and governed in accordance with the domestic laws of the State of New York (including, without limitation, the UCC), without giving effect to principles of
                  (i) comity of nations or (ii) conflicts of law, and this Agreement shall not be governed by the provisions of the U.N. Convention on Contracts for the International Sale of Goods. Each Party to this Agreement submits to the jurisdiction of the courts of the State of New York, located in New York County, New York, United States of America, and to the jurisdiction of the United States District Court for the Southern District of New York, New York, New York, United States of America with respect to any matter arising out of this Agreement, waives any objection to venue in the Counties of New York, State of New York, or such District, and agrees that service of any summons, complaint, Notice or other process relating to such proceeding may be effected in the manner provided by Paragraph 6(c) hereof. If service of process is required to be made within the United States of America, TN and each of the Principals appoint as their agent for service of any process the firm of Ettelman & Hochheiser, P.C., 100 Quentin Roosevelt Boulevard, Garden City, New York 11530.

         g. SEVERABILITY. The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.

         h. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same agreement.

         i. FURTHER ASSURANCES. Each Party hereto agrees to cooperate fully with the other parties in connection with preparing and filing any Notices or documents in connection with the Acquisition. Each Party hereto shall promptly execute, deliver, file or record such agreements, instruments, certificates and other documents and perform such other and further acts as any other Party hereto may reasonably request or as may otherwise be reasonably necessary or proper, to carry out the provisions of this Agreement.

         j. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any Person not a Party hereto.

         k. ASSIGNMENT. TN's obligations under this Agreement may not be assigned without the prior written consent of JAKKS, and any purported assignment without such consent shall be void and without effect.

         l. TITLES AND CAPTIONS. The titles and captions of the Articles and Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof.

         m. GRAMMATICAL CONVENTIONS. Whenever the context so requires, each pronoun or verb used herein shall be construed in the singular or the plural sense and each capitalized term defined herein and each pronoun used herein shall be construed in the masculine, feminine or neuter sense.

         n. REFERENCES. The terms "herein," "hereto," "hereof," "hereby" and "hereunder," and other terms of similar import, refer to this Agreement as a whole, and not to any Article, Section or other part hereof.

         o. NO PRESUMPTIONS. Each Party hereto acknowledges that it has participated, with the advice of counsel, in the preparation of this Agreement. No Party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that any other Party hereto drafted or controlled the drafting of this Agreement.

         p. EXHIBITS AND SCHEDULES. Any Exhibits and Schedules hereto are an integral part of this Agreement and are incorporated in their entirety herein by this reference.

         q. ENTIRE AGREEMENT. This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, commitments or arrangements relating thereto.

IN WITNESS WHEREOF, the individual parties and each of the corporate parties by their respective duly authorized officers, have duly executed this Agreement as of the date set forth in the Preamble hereto.

TAI NAM INDUSTRIAL COMPANY LIMITED



By:      /s/ DAVID KI KWAN CHU
         -----------------------------
         Name:  David Ki Kwan Chu
         Title:

TOYMAX INTERNATIONAL INC.                  JAKKS PACIFIC, INC.

By:      /s/ SANFORD B . FRANK             By:      /s/ JOEL M. BENNETT
         -----------------------------              ----------------------------
         Name:    Sanford B. Frank                  Name:    Joel M. Bennett
         Title:   Secretary                         Title:   Exec. V.P./C.F.O.


TOYMAX (H.K.) LIMITED                      TOYMAX, INC.

By:      /s/ DAVID KI KWAN CHU             By:      /s/ SANFORD B . FRANK
         -----------------------------              ----------------------------
         Name:  David Ki Kwan Chu                   Name:    Sanford B. Frank
         Title:                                     Title:   Secretary


FUNNOODLE INC.                             FUNNOODLE (HK) LIMITED

By:      /s/ SANFORD B . FRANK             By:
         -----------------------------              ----------------------------
         Name:    Sanford B. Frank                  Name:
         Title:   Secretary                         Title:


GO FLY A KITE, INC.                        GO FLY A KITE (HK) LIMITED

By:      /s/ SANFORD B . FRANK             By:      /s/ DAVID KI KWAN CHU
         -----------------------------              ----------------------------
         Name:    Sanford B. Frank                  Name:  David Ki Kwan Chu
         Title:   Secretary                         Title:


MONOGRAM INTERNATIONAL, INC.               MONOGRAM PRODUCTS (HK) LIMITED

By:      /s/ SANFORD B . FRANK             By:      /s/ DAVID KI KWAN CHU
         -----------------------------              ----------------------------
         Name:    Sanford B. Frank                  Name:  David Ki Kwan Chu
         Title:   Secretary                         Title:

/s/ DAVID KI KWAN CHU                      /s/ FRANCES SHUK KUEN LEUNG
-----------------------------              ----------------------------
David Ki Kwan Chu                          Frances Shuk Kuen Leung

                                   SCHEDULE A

                                AGENCY AGREEMENTS


1. Agency Agreement dated April 1, 1997 between Tai Nam and Toymax International, as amended by an Amendment dated as of September 22, 1997, and an amendment dated April 1, 1999

2.       Agency Agreement dated April 1, 1997 between Tai Nam and Toymax HK
         Limited

3. Agency Agreement dated April 1, 2000 between and among Tai Nam and Funnoodle Inc. and Funnoodle (HK) Limited

4. Agency Agreement dated September 1, 2000 between and among Tai Nam and Go Fly A Kite, Inc. and Go Fly A Kite (HK) Limited

5. Agency Agreement dated March, 2000 among Tai Nam and Monogram International Inc. and Monogram Products (HK) Limited